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                                   PROMISSORY NOTE


$98,790.00              Los Angeles, California               December 30, 1994

         FOR VALUE RECEIVED, the undersigned (the "Obligor") promises to pay to SCHEID VINEYARDS AND MANAGEMENT CO., a California corporation ("SVMC"), or any subsequent holder, at 13740 Washington Boulevard, Suite 300, Marina del Rey, California 90292, the principal sum of Ninety-Eight Thousand Seven Hundred Ninety Dollars ($98,790.00), with interest thereon commencing on the date hereof at the rate of eight and twenty-three one-hundredths percent (8.23%) per annum.

         Payments of interest accrued hereon shall be made on the 30th day of December of each year commencing on December 30, 1995 and continuing thereafter until this Promissory Note shall have been paid in full. On the tenth anniversary date of this Promissory Note, the principal balance hereof and accrued and unpaid interest hereon shall be due and payable in full. Payments shall be made in lawful money of the United States at the address set forth above or at such other place as the holder shall from time to time designate to Obligor in writing, and shall be applied first to interest then accrued and unpaid and then to principal.

         Obligor agrees to pay all actual expenditures incurred in any attempt to collect the amount due under this Promissory Note including, without limitation, reasonable attorneys' fees, whether or not legal proceedings are commenced.

         This Promissory Note shall be governed by and construed under the laws of the State of California.


                                       /s/ Kurt Gollnick
                                       ------------------------------
                                       KURT GOLLNICK